Exhibit 99.1

Zevia Announces Fourth Quarter and Full Year 2023 Results

Q4 Net Sales up 6.9%, including unit volumes up 3.7%

LOS ANGELES – February 27, 2024 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the company bringing great tasting, zero sugar beverages made with simple, plant-based ingredients across usage occasions today reported results for the fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•
Net sales increased 6.9% year over year to $37.8 million, returning to growth
•
Unit volume increased 3.7% year over year to 2.8 million equivalized cases
•
Gross profit margin was 40.7%, down 3.6 percentage points year over year, primarily driven by inventory losses from the acceleration of our supply chain transition
•
Net loss was $9.2 million, including $1.7 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $6.8 million(1)
•
Loss per share was $0.14 per diluted share to Zevia’s Class A Common stockholders

Full Year 2023 Highlights

•
Net sales increased 2.0% year over year to $166.4 million, reflecting the impact of short-term supply chain disruptions encountered during the year
•
Unit volume decreased 6.9% year over year to 12.7 million equivalized cases
•
Gross profit margin was 44.9%, up 2.0 percentage points year over year
•
Net loss was $28.3 million, including $8.3 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $19.0 million(1)
•
Loss per share was $0.41 per diluted share to Zevia’s Class A Common stockholders

“Our fourth quarter volume growth reflects continued underlying consumer demand, a healthy business within our core customer base and exciting growth levels with developing customers,” said Amy Taylor, President and Chief Executive Officer. “We enter 2024 on a strong foundation, with a stable and scalable supply chain and the brand refresh fully in market. Our liquidity and gross margins allow us to invest in growth amid tailwinds from consumer trends, building on our position as the number one consumer choice among natural beverages.”

“We continue to expect top-line acceleration for the full year of 2024 from a mix of volume and price, and gains in household penetration as we execute key initiatives to drive distribution expansion.” Taylor continued. “This includes Zevia’s route-to-market evolution, and an initial expansion into the convenience channel.”

Fourth Quarter 2023 Results

Net sales increased 6.9% to $37.8 million in the fourth quarter of 2023 compared to $35.4 million in the fourth quarter of 2022, driven by higher price realizations and volumes that increased 3.7%.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Gross profit decreased 1.7% to $15.4 million in the fourth quarter of 2023 compared to $15.7 million in the fourth quarter of 2022, and gross profit margin of 40.7% was down 3.6 percentage points compared to the fourth quarter of 2022. The decline in gross profit margin was driven by the decision made in the latter half of the quarter relating to the brand refresh, SKUs optimization, and procurement changes which led to inventory losses.

Selling and marketing expenses were $13.8 million, or 36.6%, of net sales in the fourth quarter of 2023 compared to $10.0 million, or 28.3%, of net sales in the fourth quarter of 2022. The increase was primarily due to higher freight and freight transfer costs related to the short-term supply chain logistics challenges in 2023 which have been remediated, and higher warehousing costs as we continued to manage our inventory back to optimal levels.

General and administrative expenses were $8.4 million, or 22.2%, of net sales in the fourth quarter of 2023 compared to $8.5 million, or 24.1%, of net sales in the fourth quarter of 2022.

Equity-based compensation, a non-cash expense, was $1.7 million in the fourth quarter of 2023, compared to $3.1 million in the fourth quarter of 2022. The decrease of $1.4 million was largely due to the accelerated method of expense recognition on certain equity awards issued in connection with the Company’s IPO in 2021, partially offset by equity-based compensation expense related to new equity awards granted.

Net loss for the fourth quarter of 2023 was $9.2 million, compared to net loss of $6.2 million in the fourth quarter of 2022.

Loss per share for the fourth quarter of 2023 was $0.14 per diluted share to Zevia’s Class A Common stockholders, compared to loss per share of $0.09 in the fourth quarter of 2022.

Adjusted EBITDA loss was $6.8 million in the fourth quarter of 2023, compared to an Adjusted EBITDA loss of $2.9 million in the fourth quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Full Year 2023 Results

Net sales increased 2.0% to $166.4 million in the full year of 2023 compared to $163.2 million in the full year of 2022, primarily driven by higher price realizations which were partially offset by a decrease in volumes due to short-term logistics challenges in the midst of a supply chain transition.

Gross profit increased 6.8% to $74.8 million in the full year of 2023 compared to $70.0 million in the full year of 2022, and gross profit margin of 44.9% was up 2.0 percentage points compared to the full year of 2022. These improvements were primarily driven by pricing increases in 2022 and 2023, partially offset by lower volumes and higher inventory losses.

Selling and marketing expenses were $62.3 million, or 37.4%, of net sales in the full year of 2023 compared to $52.9 million, or 32.4%, of net sales in the full year of 2022. The increase was primarily due to higher freight and warehousing costs associated with the short-term supply chain logistics challenges in the third and fourth quarters of 2023.

General and administrative expenses were $31.5 million, or 18.9%, of net sales in the full year of 2023 compared to $36.8 million, or 22.5%, of net sales in the full year of 2022. The decrease was primarily due to a $2.6 million decrease in employee-related costs, and $2.8 million decrease driven by cost productivity initiatives.

Equity-based compensation, a non-cash expense, was $8.3 million in the full year of 2023, compared to $26.9 million in the full year of 2022. The decrease of $18.6 million was primarily driven by $11.2 million of lower equity-based compensation expense due to the acceleration of vesting of RSU awards upon retirement of senior management employees during 2022, $5.9 million of expense related to the accelerated method of expense recognition on certain equity awards issued in connection with the Company’s IPO in 2021, and $2.7 million related to RSU and restricted phantom stock awards that vested over six months following the IPO in the prior year, partially offset by equity-based compensation expense related to new equity awards granted.

Net loss for the full year of 2023 was $28.3 million, compared to net loss of $47.6 million in the full year of 2022.

Loss per share for the full year of 2023 was $0.41 per diluted share to Zevia’s Class A Common stockholders, compared to loss per share of $0.81 in the full year of 2022.

Adjusted EBITDA loss was $19.0 million in the full year of 2023, compared to an Adjusted EBITDA loss of $19.6 million in the full year of 2022. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of December 31, 2023, the Company had $32.0 million in cash and cash equivalents and no outstanding debt, as well as an unused credit line of $20 million.

Guidance

The Company expects net sales for the first quarter of 2024 to be in the range of $38 million to $40 million.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “believe,” “consider,” “contemplate,” “continue,” “could,’” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “on track,” “outlook,” “plan,” “potential,” “predict,” “project,” pursue,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other similar words, terms or expressions with similar meanings. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding 2024 Guidance and anticipated growth and distribution expansion, future results of operations or financial condition, strategic direction, plans and objectives of management for future operations, branding, operating environment, distribution, velocity, pricing and costs. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, our ability to successfully execute on our rebranding strategy and to compete effectively, cost reduction initiatives, our ability to maintain supply chain service levels and any disruption of our supply chain, product demand, changes in the retail landscape or in sales to any key customer; change in consumer preferences, pricing factors, our ability to manage changes in our workforce, future cyber incidents and other disruptions to our information systems, failure to comply with personal data protection and privacy laws, the impact of inflation on our sales growth and cost structure such as increased commodity, packaging, transportation and freight, warehouse, labor and other input costs and other economic conditions, our reliance on contract manufacturers and service providers, competitive and governmental factors outside of our control, such as pandemics or epidemics, adverse global macroeconomic conditions, including relatively high interest rates, instability in financial institutions and a recessionary environment, any potential shutdown of the U.S. government, and geopolitical events or conflicts, including the military conflicts in Ukraine and the Middle East and trade tensions between the U.S. and China, failure to adequately protect our intellectual property rights or infringement on intellectual property rights of others, potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. Zevia is distributed in more than 34,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, warehouse club, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Media

Annie Thompson

Edelman Smithfield

713-299-4115

Annie.Thompson@edelmansmithfield.com

Investors
Greg Davis
Zevia PBC
424-343-2654
Gregory@zevia.com

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

ZEVIA PBC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$37,794	$35,366	$166,424	$163,181
Cost of goods sold	22,405	19,713	91,666	93,160
Gross profit	15,389	15,653	74,758	70,021
Operating expenses:
Selling and marketing	13,845	10,025	62,312	52,869
General and administrative	8,393	8,536	31,495	36,793
Equity-based compensation	1,665	3,099	8,279	26,880
Depreciation and amortization	381	342	1,615	1,347
Total operating expenses	24,284	22,002	103,701	117,889
Loss from operations	(8,895)	(6,349)	(28,943)	(47,868)
Other (expense) income, net	(235)	222	673	286
Loss before income taxes	(9,130)	(6,127)	(28,270)	(47,582)
Provision for income taxes	21	43	52	65
Net loss and comprehensive loss	(9,151)	(6,170)	(28,322)	(47,647)
Loss attributable to noncontrolling interest	1,896	1,785	6,828	13,790
Net loss attributable to Zevia PBC	$(7,255)	$(4,385)	$(21,494)	$(33,857)

Net loss per share attributable to common stockholders
Basic	$(0.14)	$(0.09)	$(0.41)	$(0.81)
Diluted	$(0.14)	$(0.09)	$(0.41)	$(0.81)

Weighted average common shares outstanding
Basic	52,220,804	47,368,849	50,618,758	43,469,383
Diluted	52,220,804	47,368,849	50,618,758	43,469,383

ZEVIA PBC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,955	$47,399
Accounts receivable, net	11,119	11,077
Inventories	34,550	27,576
Prepaid expenses and other current assets	5,063	2,607
Total current assets	82,687	88,659
Property and equipment, net	2,109	4,641
Right-of-use assets under operating leases, net	1,959	708
Intangible assets, net	3,523	4,385
Other non-current assets	579	539
Total assets	$90,857	$98,932
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	21,169	$8,023
Accrued expenses and other current liabilities	5,973	8,408
Current portion of operating lease liabilities	575	715
Total current liabilities	27,717	17,146
Operating lease liabilities, net of current portion	1,373	—
Total liabilities	29,090	17,146

Stockholders’ equity
Class A common stock	54	48
Class B common stock	17	22
Additional paid-in capital	191,144	189,724
Accumulated deficit	(101,337)	(79,843)
Total Zevia PBC stockholders’ equity	89,878	109,951
Noncontrolling interests	(28,111)	(28,165)
Total equity	61,767	81,786
Total liabilities and equity	$90,857	$98,932

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2023	2022
Operating activities:
Net loss	$(28,322)	$(47,647)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash lease expense	567	653
Depreciation and amortization	1,615	1,347
Loss on disposal of property, equipment and software, net	480	3
Amortization of debt issuance cost	76	64
Equity-based compensation	8,279	26,880
Changes in operating assets and liabilities:
Accounts receivable, net	(42)	(2,030)
Inventories	(6,974)	3,925
Prepaid expenses and other assets	(2,573)	846
Accounts payable	13,640	(5,850)
Accrued expenses and other current liabilities	(2,435)	1,703
Operating lease liabilities	(585)	(672)
Net cash used in operating activities	(16,274)	(20,778)
Investing activities:
Proceeds from maturities of short-term investments	—	30,000
Purchases of property, equipment and software	(1,624)	(2,593)
Proceeds from sales of property and equipment	2,429	—
Net cash provided by investing activities	805	27,407
Financing activities:
Payment of debt issuance costs	—	(334)
Minimum tax withholding paid on behalf of employees for net share settlement	—	(2,130)
Proceeds from exercise of stock options	25	124
Net cash provided by (used in) financing activities	25	(2,340)
Net change from operating, investing, and financing activities	(15,444)	4,289
Cash and cash equivalents at beginning of period	47,399	43,110
Cash and cash equivalents at end of period	$31,955	$47,399

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets, (2) provision (benefit) for income taxes, (3) depreciation and amortization, and (4) equity-based compensation. Also, Adjusted EBITDA may in the future be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses and (gains) losses on disposal of fixed assets. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net loss and comprehensive loss	$(9,151)	$(6,170)	$(28,322)	$(47,647)
Other expense (income), net*	235	(222)	(673)	(286)
Provision for income taxes	21	43	52	65
Depreciation and amortization	381	342	1,615	1,347
Equity-based compensation	1,665	3,099	8,279	26,880
Adjusted EBITDA	$(6,849)	$(2,908)	$(19,049)	$(19,641)

* Includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets.